Exhibit 10.2

EXECUTION VERSION

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (this “Amendment”) is entered into this 25th day of July 2018 (the “Effective Date”) by and between NWALP PHOP Property Owner LLC, a Delaware limited liability company (the “Landlord”), and Apellis Pharmaceuticals, Inc., a Delaware corporation (the “Tenant”).

W I T N E S S E T H:

WHEREAS, the Landlord and the Tenant entered into that certain Lease dated as of April 27, 2017 (the “Original Lease (the Original Lease as amended by this Amendment is referred to herein as the “Lease”), regarding premises consisting of approximately 6,126 rentable square feet (the “Original Premises”) and situated in that certain building located at 200 Fifth Avenue, Waltham, Massachusetts; and

WHEREAS, the Landlord will perform certain tenant improvement work (the “TI Work”) to the space in the Building located at 100 Fifth Avenue, Waltham, Massachusetts, described in Exhibit A attached to this Amendment (the “New Premises”) consisting of 22,600 rentable square feet of space on the third (3rd) floor thereof, and, upon Substantial Completion (as hereinafter defined) of the TI Work:

(i)	Tenant shall vacate the Original Premises in accordance with Section 16.2 of the Lease and as further described herein and shall relocate from the Original Premises to the New Premises;

(ii)	The Lease shall terminate with respect only to the Original Premises;

(iii)	Basic Rent shall be as set forth in this Amendment; and

(iv)	Certain other Amendments shall become effective as set forth in this Amendment.

WHEREAS, the Landlord and the Tenant mutually desire to amend the Lease as provided for below.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment, the Lease and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Landlord and the Tenant hereby agree as follows effective as of the Effective Date:

1.	Rent. As of the New Premises Substantial Completion Date (as hereinafter defined), the Basic Rent Table set forth in the Definition of “Basic Rent” is deleted and replaced with the following:

Months 1-12	$44,375.00/month	$532,500.00/year
Months 13-24	$68,741.66/month	$824,900.00/year
Months 25-36	$70,625.00/month	$847,500.00/year

Months 37-48	$72,508.33/month	$870,100.00/year
Months 49-60	$74,391.66/month	$892,700.00/year
Months 61-72	$76,275.00/month	$915,300.00/year
Months 73-78	$78,158.33/month	$937,900.00/year

Each Month set forth above is a full calendar month occurring after the New Premises Substantial Completion Date. If the New Premises Substantial Completion Date occurs on a date which is not the first day of a calendar month, rent for the month in which the New Premises Substantial Completion Date occurs shall be pro-rated for such month based upon the rental rate for Month 1.  The following calendar month shall constitute Month 1 and the Term shall include the partial month in which the New Premises Substantial Completion Date occurred.

2.

Premises.  As of the New Premises Substantial Completion Date, Exhibit A – Plan of the Premises attached to the Lease is deleted and replaced with Exhibit A - Plan of Premises attached to this Amendment.   In addition, the title of Exhibit A-1 set forth in Section 1.2 of the Lease is deleted and replaced with “Site Plan of the Office Park”

In addition, as of the New Premises Substantial Completion Date, the following definitions set forth in Section 1.1 of the Lease are deleted in their entirety and replaced with the following:

a. Building: The building commonly known and numbered as 100 Fifth Avenue, Waltham, Massachusetts, as shown on the site plan attached hereto as Exhibit A-1.

b.Building Rentable Area: Agreed to be 156,795 rentable square feet.

c.Land: The parcel of land upon which the Building is situated, commonly known and numbered as 100 Fifth Avenue, Waltham, Massachusetts.

d.Initial Premises: The portion of the third (3rd) floor of the Building shown on the location plan attached hereto as Exhibit A, including, without limitation, the entry doors to the Premises, together with the related glass and finish work therein.

e.Premises Rentable Area: Agreed to be 22,600 rentable square feet.

f.Tenant’s Proportionate Share: fourteen and forty one hundredths percent (14.41%) (which is based on the ratio of the agreed upon (a) Premises Rentable Area to (b) Building Rentable Area).

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3.	Expiration Date. As of the New Premises Substantial Completion Date, the definition of “Expiration Date” is deleted in its entirety and replaced with the following:

“Expiration Date: The last day of the seventy-eighth (78th) full calendar month following the New Premises Substantial Completion Date (as defined in the First Amendment to Lease).”

4.	Term. As of the New Premises Substantial Completion Date, the definition of “Term” is deleted in its entirety and replaced with the following:

“Term: The period of time commencing on the Term Commencement Date and expiring at 11:59 p.m. on the Expiration Date. The Term shall include any extension thereof which is expressly provided for by this Lease and that is effected strictly in accordance with this Lease.”

Landlord and Tenant acknowledge and agree that the Extension Option set forth in Section 4.2 of the Lease remains applicable to the Term and Expiration Date as amended by this Amendment.

5.

Termination of Lease with respect to Original Premises.  Within ten (10) Business Days after the New Premises Substantial Completion Date, Tenant shall vacate the Original Premises in accordance with Section 16.2 of the Lease. Landlord acknowledges and agrees that Tenant is not required to remove the Initial Work or Alterations (if any), and notwithstanding the terms and provisions of said Section 16.2 to the contrary, Tenant shall not be required to remove its telecommunications lines and cabling from the Original Premises or elsewhere in the building located at 200 Fifth Avenue.   Failure by Tenant to vacate the Original Premises by the date set forth in the prior sentence shall constitute Default of Tenant entitling Landlord its rights and remedies as set forth in the Lease including, without limitation, those set forth in Section 16.1 of the Lease.  As of the date the Tenant vacates the Original Premises (the “Original Premises Termination Date”), the terms and provisions of the Lease with respect only to the Original Premises shall cease and terminate in the same manner as if the Original Premises Termination Date were the natural expiration date of the Lease with respect only to the Original Premises, except those which by express provision survive expiration and/or termination thereof.  Effective as of the Original Premises Termination Date, Tenant releases Landlord from any and all claims, obligations, and liabilities under the Lease with respect only to the Original Premises, except for those obligations and liabilities which, by their express terms, survive the termination or expiration of the Lease, and, effective as of the Original Premises Termination Date Landlord releases Tenant from any and all claims, obligations and liabilities accruing under the Lease with respect only to the Original Premises, except for those obligations and liabilities which survive the termination or expiration of the Lease.

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6.	New Premises Work.

(a)

The plans (the “New Premises Plans”) for the TI Work interior finish and layout of initial improvements to the New Premises (the “New Premises Work”), prepared by Landlord, at Landlord’s sole cost and expense are attached to this Amendment as Exhibit B.

(b)

The New Premises will be ready for occupancy on the first date after the New Premises Work has been substantially completed as described in subsection (c) below (the “New Premises Substantial Completion Date”).  Landlord shall use commercially reasonable efforts to substantially complete the New Premises Work by November 1, 2018.

(c)

The New Premises shall be deemed ready for occupancy on the first day after the date that Landlord receives a certificate of occupancy for the New Premises, to the extent that the same is required under applicable Law, and the New Premises Work has been substantially completed except for items of work which can be completed after occupancy has been taken without preventing Tenant from operating at the New Premises (i.e. so-called “punch list” items) and Tenant has been given notice thereof.  Landlord shall complete all “punch list” items within sixty (60) days after the date of such notice, and Tenant shall afford Landlord access to the Premises for such purposes.

(d)

Tenant shall give Landlord notice, not later than two (2) calendar months after the New Premises Substantial Completion Date, of any respects in which Landlord has not performed the New Premises Work fully, properly and in accordance with the terms of this Lease.  Except as identified in any such notice from Tenant to Landlord and except for latent defects, Tenant shall have no right to make any claim that Landlord has failed to perform any of the New Premises Work fully, properly and in accordance with the terms of this Lease (except for punch list items, to which Tenant may object on or before that date which is two (2) calendar months after the completion thereof).

(e)	If a delay shall occur in the New Premises Substantial Completion Date as the result of:

(i)	any request by Tenant that Landlord delay the commencement, continuance or completion of the New Premises Work;

(ii)	any material change by Tenant to any of the New Premises Plans after initial approval thereof by Tenant;

(iii)	any other act or omission by Tenant or its Agents or independent contractors; or

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(iv)

any reasonably necessary displacement of any of the New Premises Work from its place in Landlord’s construction schedule resulting from any of the causes for delay referred to in this subsection (e) and the fitting of such New Premises Work back into such construction schedule;

then, if solely as a result of such Tenant’s Delay, the New Premises Substantial Completion Date occurs after the date on which it would have occurred if not for such Tenant’s Delay (and provided that Landlord gave notice to Tenant upon occurrence of such Tenant Delay and provided Tenant with the opportunity to rectify such issue within two (2) business days after the date of such notice), Tenant shall, from time to time and within ten (10) days after demand therefor, pay to Landlord for each day of such delay the amount of Basic Rent and Additional Rent that would have been payable hereunder had Tenant’s obligation to pay Basic Rent and Additional Rent commenced on the date when substantial completion had occurred if not for such Tenant’s Delay.  The delays referred to in this subsection (e) are herein referred to collectively and individually as “Tenant’s Delay.”

If for any reason, other than Tenant’s Delay, the New Premises Substantial Completion Date has not occurred by February 1, 2019, the Tenant shall receive a day for day credit toward the payment of Base Rent for each day from February 1, 2019 until the New Premises Substantial Completion Date has occurred.  If for any reason, other than Tenant’s Delay, the New Premises Substantial Completion Date has not occurred by May 1, 2019, Tenant, at Tenant’s option, may terminate the Lease by delivering to Landlord a written notice of termination (the “Termination Notice”) and this Lease shall terminate on the date of such Termination Notice.  Except for the remedies specifically set forth in this paragraph 6, which are Tenant’s sole remedies for the failure of the New Premises Substantial Completion Date to occur by the dates specified herein, Landlord shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease, or the obligations of Tenant hereunder.

7.

Early Entry.  Provided that Tenant does not interfere with Landlord’s performance of the New Premises Work, Landlord agrees to allow Tenant to have access to the New Premises for fifteen (15) days reasonably determined by Landlord taking into account the New Premises Work, after the execution hereof for design, space planning, inspection and the like and for installation of its telecommunications equipment and to install its fixtures.  Prior to any entry onto the Premises, Tenant shall deliver to Landlord certificates of insurance evidencing the coverages required herein.  With respect to the period commencing upon any such early entry, all of Tenant’s obligations hereunder (other than its obligation to pay Basic Rent or Additional Rent for the New Premises) shall commence with respect to the New Premises.

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8.

Right of First Offer.  As of the New Premises Substantial Completion Date, Tenant shall have the following rights with regard to space on the fourth floor of the Building, the fifth floor of the Building and the sixth floor of the Building as depicted in Exhibit C attached to this Amendment (the “ROFO Space”), subject to the rights of tenants under leases currently existing at the Building with regard to the ROFO Space. In the event that Landlord submits a proposal to a prospective tenant for any of the ROFO Space (a “Proposal”), Landlord will simultaneously issue a proposal to Tenant for such ROFO Space upon the same terms and conditions as those set forth in the Proposal. Tenant shall have ten (10) days to accept the proposal by providing written notice of such election to Landlord within such ten (10) day period, time being of the essence in this regard. Failure by Tenant to respond within such ten (10) day period shall conclusively be deemed as a rejection of the proposal. In the event that Tenant rejects any proposal or is deemed to have rejected any proposal, Landlord shall be free to lease the applicable space to the prospective tenant upon terms and conditions which are not materially more favorable to the prospective tenant than those set forth in the proposal.  In the event that the applicable ROFO Space is not leased to the prospective tenant or if the terms upon which Landlord proposes to lease the applicable ROFO Space to the prospective tenant changes in a material manner, or if the space is leased to such prospective tenant but the term of such lease terminates or expires, the ROFO Space will once again be offered to Tenant upon the terms that the ROFO Space is being offered to the prospective tenant and the process set forth in this Section 8 shall be repeated. Tenant’s right to exercise its rights under this Section 8 is conditioned upon (a) no Default of Tenant existing on the date of exercise or the date the ROFO Space expansion is to commence, (b) this Lease being in full force and effect, and (c) the Tenant as originally named in this Lease and/or a Permitted Transferee is at the time of the exercise of the ROFO occupying at least sixty percent (60%) of the Premises. For purposes of this Section 8, (i) the term “material” shall mean a deviation in the overall economic terms of the transaction of ten percent (10%) of the total cost of the lease taking into account all relevant factors including, without limitation, Basic Rent Additional Rent, base years for taxes and operating expenses, tenant improvement allowances and/ or work, rent concessions and transaction costs; and (ii) all Proposals shall be non-binding and shall be subject to the rights of Tenant hereunder.

9.

Security Deposit.  Within ten (10) days of the New Premises Substantial Completion Date, Tenant shall deliver to Landlord the sum of One Hundred Seventy Seven Thousand Five Hundred and no/100 Dollars ($177,500.00) which amount shall be added to and become a part of the Security Deposit. Notwithstanding anything to the contrary contained herein or in the Lease, provided that there is no Default of Tenant existing on the Reduction Date (as hereinafter defined), $44,375.00 of the Security Deposit shall be returned to Tenant on the first day of the thirty-sixth month following the New Premises Substantial Completion Date (the “Reduction Date”).

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10.	Electricity. (a) The following is added after the first sentence of Section 10.1 of the Lease:

“Tenant shall be responsible for the cost of electricity utilized in connection with the ceiling hung, water source heat pumps servicing the Premises, which equipment is and shall be maintained, repaired and replaced by Landlord. The charge for this electricity will be paid by Tenant directly to the appropriate utility provider as further described in Section 10.2(b) below.”

(b)Section 10.2 of the Lease is amended by deleting the last sentence thereof and replacing such sentence with the following:

“As payment for such electricity usage in the Premises, Tenant shall pay directly to the appropriate utility provider, prior to delinquency, all charges for electricity utilized in the Premises and billed to Tenant by such utility provider based on the separate meter currently installed to measure electricity usage in the Premises.”

11.

As a material inducement to Landlord entering into this Amendment, Tenant represents and certifies to Landlord that as of the date hereof: (i) the Lease as modified by this Amendment, contains the entire agreement between the parties hereto relating to the Original Premises and the New Premises and that there are no other agreements between the parties relating to the Original Premises and the New Premises, the Lease or the Building which are not contained or referred to herein or in the Lease, (ii) to the best of Tenant’s knowledge, Landlord is not in default in any respect in any of the terms, covenant and conditions of the Lease, (iii) to the best of Tenant’s knowledge, Tenant has no existing set-offs, counterclaims or defenses against Landlord under the Lease, (iv) Tenant has not assigned or pledged its leasehold interest under the Lease or sublet or licensed or granted any other occupancy rights with respect to any or all of the Premises, (iv) no consent or approval of any third party or parties is required in order for Tenant to enter into and be bound by this Amendment and (vi) Tenant is not, and the performance by Tenant of its obligations hereunder shall not render Tenant, insolvent within the meaning of the United States Bankruptcy Code, the Internal Revenue Code or any other applicable law, code or regulation.

12.

Each of Landlord and Tenant hereby represents that such party has not dealt with any brokers with respect to the transactions contemplated by this other than CBRE and T3 Advisors (collectively, the “Broker”).  Each of Landlord and Tenant hereby agrees to defend, indemnify and hold harmless the other, and its successors and assigns, against and from all claims, losses, liabilities and expenses including, without limitation, reasonable attorney’s fees, arising out of any claim by any broker, consultant, finder or like agent, which are based upon alleged dealings by such party with respect to this Amendment other than the Broker.

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13.	Capitalized terms that are not otherwise defined herein shall have the meaning set forth in the Lease.

14.	Other than as expressly set forth herein, the terms and provisions of the Lease are hereby ratified, confirmed and shall remain unmodified and in full force and effect.

15.	This Amendment shall be governed by the laws of the Commonwealth of Massachusetts without regard to its conflict of law provisions.

16.	This Amendment may be executed in counterparts, each of which shall constitute an original document and all of which, together, shall constitute one and the same instrument.

[Signatures Appear on the Following Page]

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IN WITNESS WHEREOF, the Landlord and the Tenant have each caused this Amendment to be executed as of the date first above written.

LANDLORD:

NWALP PHOP PROPERTY OWNER LLC, a Delaware limited liability company

By: ALP PHOP Manager, LLC, a Massachusetts limited liability company, its appointed representative

By: _/s/ Andrew Maher____   ________

        Name: _Andrew Maher           _____ _

        Title: Manager

TENANT:

APELLIS PHARMACEUTICALS, INC., a Delaware corporation

By: _/s/ Pascal Deschatelets  _______ _

      Name: _Pascal Deschatelets ______

      Title:     Chief Operating Officer    _

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Exhibit A

The Premises

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Exhibit B

New Premises Plans

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Exhibit C

ROFO Space

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